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                        Cohen Fund Audit Services, Ltd.      216.649.1700
                        1350 Euclid Ave., Suite 800          216.579.0111 fax
                        Cleveland, OH 44115-1877

                        www.cohenfund.com





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 15, 2013 on the financial statements of Advance Capital I, Inc., comprising the Equity Growth Fund, Balanced Fund, Retirement Income Fund, and Core Equity Fund as of December 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Advance Captial I, Inc.'s Registration Statement on Form N-1A.


/S/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2013